EXHIBIT 99.1


                                                        FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:

Susanne Marsh                                    Kimberly Kriger/Jim Fingeroth
Manager, Corporate Communications                Kekst and Company
(973) 890-6101                                   (212) 521-4800
smarsh@grandunionco.com



                GRAND UNION FILES VOLUNTARY CHAPTER 11 TO PROVIDE
                      FURTHER FUNDING DURING SALE PROCESS


WAYNE, NJ, OCTOBER, 3, 2000 - The Grand Union Company (OTC.BB: GUCO) today announced that, in order to facilitate the planned sale of the Company and provide for additional funding during the sale process, it has filed a voluntary chapter 11 petition in the U.S. Bankruptcy Court in Newark, New Jersey. The filing will enable the Company to continue to conduct business as usual, provide service to its customers and meet its commitments during the sale process.

Grand Union also announced that it has obtained a $60 million debtor-in-possession financing commitment from Lehman Commercial Paper Inc., one of its existing lenders. Upon court approval, these funds will be available to the Company to help meet its ongoing needs and fulfill obligations associated with operating the business, including the prompt payment to vendors for goods and services that are provided after today's filing. Employees will continue to be paid in the normal manner.

Commenting on Grand Union's announcement, president and chief executive officer Gary M. Philbin said, "This was a difficult but unavoidable decision in view of our recent financial performance and the need to obtain the funds to continue to provide service to our customers and meet our ongoing commitments during the sale process. At the same time, we have been working closely with our investment banker, Merrill Lynch, in seeking a sale of the Company to a new owner or owners, who are financially capable of supporting the business long term.


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"To this end, we have received expressions of interest from several parties and continue to be in discussions with potential purchasers of the Company in whole or in part. We believe chapter 11 protection will enable us to move forward with the sale process in an orderly manner and hope to have an agreement to sell the Company shortly.

"In the interim, we expect normal operations of our stores, which will be open for business and serving customers as usual. Our new financing will enable us to meet our commitments to our trade and business creditors and fulfill our obligations to our employees without disruption. Importantly, our major supplier, C&S Wholesale Grocers, has agreed to continue to provide us with a regular flow of merchandise, and other suppliers are expected to continue regular shipments to our stores," Mr. Philbin concluded.

In its most recent financial results, for the 16-week first fiscal quarter ended July 22, 2000, the Company posted sales of $658.0 million, compared with $687.3 million reported for the same period a year ago. Total sales were down 4.26%, with 200 stores in operation this year and 219 last year. Same store sales declined 2.67%. EBITDA for the period was $17.7 million this year, including a gain of approximately $6 million from the sale of the Company's Deer Park, NY location.

Grand Union operates 197 retail food stores in Connecticut, New Jersey, New York, Pennsylvania and Vermont.

SOME OF THE MATTERS DISCUSSED HEREIN ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FOR ADDITIONAL INFORMATION ABOUT THE COMPANY AND ITS VARIOUS RISK FACTORS, PLEASE SEE THE COMPANY'S MOST RECENT FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 1, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2000.


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